Exhibit 99.2

MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

FOR IMMEDIATE RELEASE

MF Global Appoints Bernard W. Dan as Chief Executive Officer

Kevin R. Davis Resigns After 17 Years with the Company

Company Announces Preliminary Results for the Second Fiscal Quarter 2009

NEW YORK, October 29, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-traded futures and options, announced the company’s board of directors has appointed Bernard W. Dan, currently president and chief operating officer, as chief executive officer, effective immediately. He will succeed Kevin R. Davis, who has resigned from the company and its board of directors after 17 years with MF Global.

Mr. Dan, in conjunction with the board of directors, will be responsible for setting the strategic direction and vision for MF Global as well as developing and leading the company’s overall growth strategy. Before joining MF Global in June of 2008, Mr. Dan headed the Chicago Board of Trade (CBOT) where he served as president and chief executive officer from November 2002 until July 2007 when the company was acquired by the Chicago Mercantile Exchange. Prior to joining the CBOT in 2001, Mr. Dan served in various capacities at Cargill Investor Services, Inc., a wholly owned subsidiary of Cargill, Inc., and was named president and chief executive officer in June 1998.

“Bernie Dan is a seasoned financial industry executive and we are fortunate to have such a highly regarded and qualified leader at MF Global,” said Alison J. Carnwath, chairman, MF Global. “I would like to thank Kevin for the role he played in building one of the industry’s leading brokers in futures and options. He has guided the company through an extended period of growth, led the organization through a series of challenges and changes, and worked to build a strong senior leadership team. His commitment to employees and clients has been deeply instilled in the MF Global culture and this focus remains the utmost priority of the company going forward.”

“I am delighted to have the opportunity to lead MF Global,” said Bernard W. Dan, chief executive officer, MF Global. “The company has made tremendous progress over the last six months, improving risk processes and procedures, securing its capital structure and reorganizing the senior leadership team. During this time period, it has become very clear to me that there are significant opportunities in front of this company and I look forward to delivering higher value to customers and employees as well as higher returns to our shareholders.”

“It has been my privilege to work at MF Global for the past two decades and to have led it for the past 10 years. In this time I have had the opportunity of working with some of the best and brightest professionals in the global futures brokerage business,” said Kevin R. Davis. “I believe that it is now the right time for me to explore new opportunities. I remain proud of what this company has accomplished in consolidating its strong industry position, expanding its presence in Asia Pacific and building world class product teams. My MF Global colleagues around the world represent a unique breed of talent unparalleled in our industry today.”

Preliminary Second Quarter 2009 Highlights

MF Global also announced preliminary results for the second fiscal quarter ended September 30, 2008. The company’s total second quarter 2009 volumes are expected to range from 495 to 505 million contracts versus 541.5 million contracts in the same period last year.

Revenues, net of interest and transaction-based expenses (net revenues), for the second quarter 2009, are expected to be between $365 million and $375 million, compared with $435.5 million in the second quarter 2008.

GAAP net income for the company’s second quarter 2009 is expected to be between $8.0 million and $10.0 million, or $0.02 and $0.04 per basic and diluted share. This compares with a loss of $90.6 million or $0.78 per basic and diluted share in the second quarter of 2008 which included a settlement with the Receiver ad litem for the Philadelphia Alternative Asset Fund Ltd (PAAF).

MF Global reached an agreement this month with its insurance carriers to recover $75 million in expenses paid in the settlement agreement, entered into in December 2007, with the Receiver ad litem for PAAF. The funds are expected to be received in November 2008. Excluding previously recorded legal fees, the company expects to recognize $62 million in net revenue insurance proceeds in the third fiscal quarter ending December 31, 2008.

Second quarter 2009 adjusted net income is expected to be between $18.0 million and $20.0 million, or between $0.13 and $0.15 per adjusted diluted share,1 compared with adjusted net income of $53.7 million, or $0.42 per adjusted diluted share in the same period last year.

“While macro conditions remain volatile, which is generally good for our business, the second quarter results have been impacted by events that are unusual in nature,” said Randy MacDonald, chief financial officer, MF Global. “We experienced non-recurring severance costs of $0.05 per adjusted diluted share and net bad debt expense, which resulted from the bankruptcy of Lehman Brothers, of $0.02 per adjusted diluted share.2 Our performance was also negatively impacted by a significant industry-wide drop in exchange volumes in August. We believe that higher volatility levels and corresponding increases in exchange volumes in September are more indicative of the trends we’re seeing in the market.”

MF Global expects client payables at September 30, 2008 to be between $13.5 billion and $14.5 billion. Client payables have historically moved up and down based on a number of factors such as the ebbs and flows of exchange margin requirements and customer gains and losses.

“Despite challenging market conditions, MF Global’s client base remains healthy as we’ve successfully attracted net new accounts in the quarter,” said Mr. Dan. “We continue to see validation of the MF Global independent, agency only model coupled with expanded demand for centrally-cleared counterparties and potentially a longer term shift from OTC volumes toward exchange traded markets. Equally important, we will continue to emphasize net revenue and earnings growth, but not at the expense of increased risk.”

[1]

Adjusted items are non-GAAP measures. Adjusted items exclude the effect of Refco integration costs, exchange membership gains and losses, IPO-related costs, stock compensation expense related to IPO awards and costs associated with the February 2008 broker-related loss. For reconciliation of adjusted items please visit the company’s website at www.mfglobal.com.

[2]

Pre-tax severance costs of approximately $11.0 million and bad debt expense of approximately $8.2 million as a result of the Lehman Brothers bankruptcy. After compensation and tax, Lehman Brothers bad debt expense is approximately $4.0 million.

The company expects second quarter errors and bad debts in the range of 3.0 percent and 3.5 percent of net revenues. Excluding the bad debt resulting from the bankruptcy of Lehman Brothers, errors and bad debts are expected in the range of 0.8 to 1.2 percent of net revenues.

The company will release its full second quarter earnings on November 5, 2008.

Conference Call

MF Global will host a conference call to discuss this news release at 8:30 a.m. EDT today, October 29, 2008. The public is invited to listen to the call.

Dial-in information

U.S./Canada: +1 866 312 9464

International: +1 706 643 0009

Conference ID: 71341948

Listeners to the call should dial in approximately 15 minutes prior to the start of the call.

Webcast information

A live audio-only webcast of the conference call will also be available on the investor relations section of the MF Global Web site, www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is a leading global broker of exchange-listed futures and options. It provides independent execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit www.mfglobal.com.

FORWARD-LOOKING STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com

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